Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Long-Term Incentive Plan of AMCOL International Corporation and Subsidiaries of our reports dated March 16, 2010, with respect to the consolidated financial statements of AMCOL International Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of AMCOL International Corporation and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 7, 2010